SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           CITIZENS UTILITIES COMPANY
             (Exact name of registrant as specified in its charter)

              Delaware                                    06-0619596
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
   incorporation or organization)
            High Ridge Park, Bldg. No. 3, Stamford, Connecticut 06905
               (Address of Principal Executive Offices) (Zip Code)


      Citizens Utilities Company Non-Employee Directors' Fee Deferral Plan
                            (Full title of the plan)


                               Robert J. DeSantis
              Chief Financial Officer, Vice President and Treasurer
                           Citizens Utilities Company
                                 High Ridge Park
                                  P.O. Box 3801
                           Stamford, Connecticut 06905
                     (Name and address of agent for service)


                                 (203) 614-5600
                     (Telephone number, including area code,
                              of agent for service)


                         CALCULATION OF REGISTRATION FEE

============================== ==================== ===================== ======================= ================
Title of Securities to Be      Amount to Be         Proposed Maximum      Proposed Maximum        Amount of
Registered                     Registered (1)       Offering Price Per    Aggregate Offering      Registration
                                                    Share (1)             Price (1)               Fee (1)
============================== ==================== ===================== ======================= ================
Common Stock, par value $.25   1,200,000             $7.71875               $9,262,500              $2,575
per Share
============================== ==================== ===================== ======================= ================
(1)      Estimated solely for the purpose of calculating the  registration  fee.
         Calculated  under Rule 457(h)  with  respect to the  estimated  maximum number of registrant's  securities  issuable under the Plan and a price per share of $7 23/32, the average of the reported  high and low prices on the New York Stock Exchange on February 2, 1999.

(2) This Registration Statement shall be deemed to cover additional securities to be issued in connection with or as a result of, stock splits, stock dividends, distributions of securities, recapitalizations and similar transactions.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of documents by reference
                  _______________________________________

         The following documents filed by Citizens Utilities Company ("Company" or "Citizens") with the Securities and Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934 ("Exchange Act") are hereby incorporated by reference in this Registration Statement:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as supplemented.

         2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1998.

         3. The Company's Current Reports on Form 8-K filed on March 13, April 7, May 6, May 19, August 14, and November 10, 1998.

         All documents filed by Citizens pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         The Company will provide without charge to each person to whom a copy of the material describing the Plan is delivered, upon the written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of the Registration Statement (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Such documents are incorporated by reference in the documents comprising the prospectus. The Company will also provide without charge, upon written or oral request, copies of other documents required to be delivered to participants pursuant to Rule 428(b) under the Securities Act of 1933. Requests for such copies should be directed to Citizens Utilities Company, 1996 Equity Incentive Plan, Corporate Human Resources, Citizens Utilities Company, High Ridge Park, Bldg. No. 3, Stamford, Connecticut, 06905 (203-614-5600).

Item 4.       Description of Securities
              _________________________

         The Company's Common Stock is registered under Section 12 of the Exchange Act.

Item 5.       Interests of Named Experts and Counsel
              ______________________________________

         None.

Item 6.       Indemnification of Directors and Officers
              _________________________________________

         Citizens, being incorporated under the Delaware General Corporation Law, is empowered by Section 145 of such law to indemnify officers and directors against certain expenses, liabilities and payments, including liabilities arising under the Securities Act of 1933, (the "Act") as therein provided. In addition, Citizens' By-Laws 24 and 24A and a resolution adopted by the Board of Directors in connection with the issuance of certain securities of Citizens provide for indemnification of specified persons, including officers and directors of Citizens, for liabilities, including those arising under said Act, as provided in said By-Laws and resolution. Generally, By-Laws 24 and 24A provide that, to the fullest extent permitted by applicable law, Citizens shall indemnify and hold harmless, among others, any officer or director of Citizens or any other entity for which he or she is acting at the request of Citizens, from and against any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on behalf of Citizens and in a manner such person reasonably believed to be in the best interests of Citizens. Such By-Laws, generally speaking, also provide that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a person in defending against any such liability shall be advanced by Citizens subject to specified conditions. Citizens' Certificate of Incorporation further provides that no director shall be liable to Citizens or its stockholders for monetary damages for breach of fiduciary duty as a director, with stated exceptions.

         Insurance is maintained providing coverage for the Company and its subsidiaries against obligations incurred as a result of indemnification of officers and directors. The coverage also insures the officers and directors for a liability against which they may not be indemnified by the Company or its subsidiaries but excludes specified dishonest acts.

Item 7.       Exemption from Registration Claimed
              ___________________________________

         Not applicable.

Item 8.       Exhibits
              ________

Exhibit No.                                             Description
__________                                              ___________

4                Non-Employee Directors' Fee Deferred Plan, as amended.

5                Opinion of Counsel as to legality of Common Stock being issued.

23.1             Consent of KPMG LLP.

23.2             Consent of Counsel (contained in Exhibit 5).

24               Powers of Attorney.

Item 9.       Undertakings
              ____________

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i)  To include any prospectus required by Section 10
(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii)  To  include  any  material   information  with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Stamford, and State of Connecticut, on the 4th day of February, 1999.



                                        CITIZENS UTILITIES COMPANY


                                        By: /s/ Robert J. DeSantis
                                            ______________________
                                            Robert J. DeSantis
                                            Chief Financial Officer, Vice
                                            President and Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                            Title                             Date
_________                                            _____                             ____


/s/LEONARD TOW*                               Chief Executive Officer,          February 4, 1999
_______________                               Chairman of the Board,
(Leonard Tow)                                     and Director


/s/ROBERT J. DESANTIS                         Chief Financial Officer,          February 4, 1999
_____________________                          Vice President and
(Robert J. DeSantis)                               Treasurer


/s/LIVINGSTON ROSS                                Controller                    February 4, 1999
___________________
(Livingston Ross)


/s/NORMAN I. BOTWINIK*                            Director                      February 4, 1999
______________________
(Norman I. Botwinik)

/s/AARON I. FLEISHMAN*                            Director                      February 4, 1999
______________________
(Aaron I. Fleishman)

/s/JAMES C. GOODALE*                              Director                      February 4, 1999
____________________
(James C. Goodale)

/s/STANLEY HARFENIST*                             Director                      February 4, 1999
____________________
(Stanley Harfenist)

/s/ANDREW N. HEINE*                               Director                      February 4, 1999
___________________
(Andrew N. Heine)

/s/JOHN L. SCHROEDER*                             Director                      February 4, 1999
_____________________
(John L. Schroeder)

___________________
(Robert D. Siff)                                  Director

/s/ROBERT A. STANGER*                             Director                      February 4, 1999
_____________________
(Robert A. Stanger)


___________________________                       Director
(Charles H. Symington, Jr.)

/s/EDWIN TORNBERG*                                Director                      February 4, 1999
__________________
(Edwin Tornberg)

/s/CLAIRE TOW*                                    Director                      February 4, 1999
_______________
(Claire Tow)


*By: /s/ ROBERT J. DESANTIS
    ________________________
       (Robert J. DeSantis)
        Attorney -in- Fact

                                  EXHIBIT INDEX

Exhibit No.                         Description
___________                         ___________

4                                   Non-Employee Directors' Fee Deferred Plan

5                                   Opinion of Counsel

23.1                                Consent of KPMG LLP

24                                  Powers of Attorney